Exhibit 99.1

GeoVax and City of Hope Announce Agreement to

Accelerate Development and Commercialization for

City of Hope’s COVID-19 Vaccine

Phase 2 Vaccine Designed to Enhance Response for Immunocompromised Patients

Complements GeoVax’s Pan-Coronavirus Vaccine Program

ATLANTA, GA and DUARTE, CA, Nov. 9, 2021 — GeoVax Labs Inc. (Nasdaq: GOVX), a biotechnology company specializing in developing human vaccines and cancer immunotherapies, today announced that it has entered into an exclusive license agreement with City of Hope, a world-renowned cancer research and treatment organization. The agreement grants GeoVax exclusive rights to further develop and commercialize a multi-antigenic SARS-CoV-2 investigational vaccine, developed at City of Hope for immunocompromised patients, which is currently being studied in an ongoing Phase 2 clinical trial and shows a strong potential to be used in the general population as a primary and/or general booster vaccine against COVID-19 worldwide.

The license provides exclusive worldwide rights to key patents, as well as certain rights to expertise and clinical materials, related to COH04S1, a synthetic, attenuated modified vaccinia Ankara (sMVA) vector expressing spike and nucleocapsid antigens of the SARS-CoV-2 virus. Financial terms of the transaction were not immediately disclosed.

The rapid development of this COVID-19 vaccine investigational vaccine – COH04S1 – represents City of Hope’s commitment to identify, invest and accelerate development of therapies that can significantly impact patients. COH04S1 is the only COVID-19 vaccine that includes both SARS-CoV-2 spike and nucleocapsid proteins to advance to a Phase 2 trial in cancer patients. Such vaccines also tend to produce an immune response quickly — in less than 14 days — with only mild side effects.

In a placebo-controlled Phase 1 clinical trial of healthy adults, COH04S1 was shown to be safe and immunogenic.

A Phase 2 clinical trial to evaluate the safety and immunogenicity of the COH04S1 investigational vaccine, compared to the Pfizer mRNA-based vaccine, in patients who have previously received either an allogeneic hematopoietic cell transplant, an autologous hematopoietic cell transplant or chimeric antigen receptor (CAR) T cell therapy is currently underway. The trial is also the first to compare an investigational multi-antigenic COVID-19 vaccine to the current Food and Drug Administration (FDA)-approved mRNA vaccine from Pfizer/BioNTech in people who are immunocompromised. Such patients have often shown a weak antibody response after receiving currently available COVID-19 vaccines.

The ongoing Phase 2 trial is designed to evaluate COH04S1 in immunocompromised patients. An additional Phase 1/2 trial to evaluate COH04S1 as a universal booster to current FDA-approved vaccines is anticipated to open soon for enrollment in healthy volunteers.

“This agreement meaningfully accelerates the development of COH04S1 with the goal of better protecting immunocompromised patients from COVID-19 with a vaccine specifically designed to meet their needs,” said Don J. Diamond, Ph.D., professor in City of Hope’s Department of Hematology and Hematopoietic Cell Transplantation and the vaccine’s lead developer. “City of Hope is excited to license this vaccine to GeoVax to progress to large-scale clinical trials and other milestones, including emergency authorization and worldwide distribution.”

David Dodd, GeoVax President and CEO, said, “This license agreement represents a significant and exciting milestone for GeoVax and our shareholders, as it adds an additional Phase 2 clinical program in a primary focus area for our company, complementing our expertise in MVA technology. We look forward to a strong working relationship with Dr. Diamond and his colleagues at City of Hope, as we accelerate the clinical advancement of this promising vaccine for patients and look for opportunities for further collaboration in other areas of vaccine and immunotherapy needs.”

“It is important to note that the addition of COH04S1 to our product pipeline is synergistic with, and complementary to, our ongoing development of GEO-CM02,” Dodd continued. “Both vaccine candidates are potential second-generation COVID-19 vaccines, with COH04S1 representing a near-term opportunity for a niche-market indication for use in immunocompromised patients and possible expansion to a broader market indication as a universal booster vaccine. GEO-CM02, in contrast, is being developed as a single-dose pan coronavirus vaccine. With today’s announcement, in conjunction with our September announcement of our licensing of Gedeptin®, we have advanced our two core product development areas related to SARS-CoV-2 vaccines and immuno-oncology into clinical-stage testing. We look forward to providing further updates soon.”

GeoVax Conference Call

Management has a prescheduled conference call at 4:30 p.m. ET on Thursday, Nov. 11, 2021, to review its financial results for the quarter ended Sept. 30, 2021, and provide a corporate update. This will provide an opportunity to also discuss this transaction. Following management’s formal remarks, there will be a question and answer session.

Participants are asked to preregister for the call via the following link:

https://dpregister.com/sreg/10161852/ef8e798f78

The conference call will be available through a live webcast found here:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=1oc5dy2h

A webcast replay of the call will be available via the same link as the live webcast approximately one hour after the end of the call through Feb. 11, 2022. A telephonic replay of the call can be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10161852. The telephonic replay will be available until Nov. 25, 2021.

About City of Hope®

City of Hope is an independent biomedical research and treatment center for cancer, diabetes and other life-threatening diseases. Founded in 1913, City of Hope is a leader in bone marrow transplantation and immunotherapy such as CAR T cell therapy. City of Hope’s translational research and personalized treatment protocols advance care throughout the world. Human synthetic insulin, monoclonal antibodies and numerous breakthrough cancer drugs are based on technology developed at the institution. A National Cancer Institute-designated comprehensive cancer center and a founding member of the National Comprehensive Cancer Network, City of Hope is ranked among the nation’s “Best Hospitals” in cancer by U.S. News & World Report. Its main campus is located near Los Angeles, with additional locations throughout Southern California and in Arizona. Translational Genomics Research Institute (TGen) became a part of City of Hope in 2016. AccessHopeTM, a subsidiary launched in 2019, serves employers and their health care partners by providing access to NCI-designated cancer center expertise. For more information about City of Hope, follow us on Facebook, Twitter, YouTube or Instagram.

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About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using novel patented platforms. GeoVax’s Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) based vaccine platform utilizes MVA, a large virus capable of carrying several vaccine antigens, that expresses proteins that assemble into VLP immunogens in the person receiving the vaccine. The production of VLP in the person being vaccinated can mimic virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines can elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

GeoVax’s MVA-VLP development programs are focused on preventive vaccines against COVID-19, HIV, Zika Virus, and hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), as well as therapeutic vaccines against multiple cancers. The company has designed a preventive HIV vaccine candidate to fight against the subtype of HIV prevalent in the commercial markets of the Americas, Western Europe, Japan, and Australia; human clinical trials for this program are managed by the HIV Vaccine Trials Network (HVTN) with the support of the National Institutes of Health (NIH). GeoVax’s HIV vaccine is also part of a collaborative effort toward a functional cure for HIV.

In September 2021, GeoVax expanded its immuno-oncology pipeline and added a new technology platform through the acquisition of exclusive rights to Gedeptin®, a novel patented product for the treatment of solid tumors through a gene therapy strategy known as GDEPT (Gene-Directed Enzyme Prodrug Therapy). In GDEPT, a vector is used to selectively transduce tumor cells with a nonhuman gene, which expresses an enzyme that can convert a nontoxic prodrug into a very toxic antitumor compound. A Phase 1/2 trial is currently enrolling to evaluate the safety and efficacy of repeat cycles of Gedeptin therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC), with tumors accessible for injection and no curable treatment options. The initial stage of the study is being funded by the FDA pursuant to its Orphan Products Clinical Trials Grants Program. A cycle of Gedeptin therapy consists of three intra-tumoral injections over a two-day period followed by infusion of a prodrug, fludarabine phosphate, once a day for three days. The FDA has granted Gedeptin Orphan Drug status for the treatment HNSCC. GeoVax’s license to Gedeptin include rights to expand its use to all human diseases and/or conditions including, but not limited to, other cancers.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

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Further information on our risk factors is contained in our registration statement on Form S-3 and the periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by U.S. federal securities law.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

Letisia Marquez

City of Hope

Media Relations Manager

lemarquez@coh.org

626-476-7593

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